Exhibit 99.1

Kohl’s Reports Second Quarter Fiscal 2023 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—August 23, 2023— Kohl’s Corporation (NYSE:KSS) today reported results for the second quarter ended July 29, 2023.

•	Net sales decreased 4.8% and comparable sales decreased 5.0%

•	Diluted earnings per share of $0.52

•	Inventory declined 14%

•	Reaffirms full year 2023 financial outlook

•	Remains committed to strengthening balance sheet and to maintaining current dividend

Tom Kingsbury, Kohl’s chief executive officer, said “Our second quarter earnings were in line with our expectations. We maintained strong sales momentum in Sephora at Kohl’s, reduced inventory by 14%, and managed expenses tightly. Further, solid cash flow generation allowed us to reduce our borrowings in the period.”

“Many of our strategic efforts are just underway, which we expect will contribute incrementally in the back half of the year, and even more so in 2024 and beyond. We have enhanced the store experience and recently opened an additional 200 Sephora at Kohl’s shops, and are taking steps to further optimize our assortment and simplify our value strategies. Looking ahead, we are reaffirming our 2023 guidance and remain confident in our longer-term opportunity. I want to thank the entire Kohl’s team for their efforts to support and drive improved Kohl’s performance,” Kingsbury continued.

Second Quarter 2023 Results

Comparisons refer to the 13-week period ended July 29, 2023 versus the 13-week period ended July 30, 2022

•	Net sales decreased 4.8% year-over-year, to $3.7 billion, with comparable sales down 5.0%.

•	Gross margin as a percentage of net sales was 39.0%, a decrease of 61 basis points.

•

Selling, general & administrative (SG&A) expenses increased 1.6% year-over-year, to $1.3 billion. As a percentage of total revenue, SG&A expenses were 33.5%, an increase of 208 basis points year-over-year.

•	Operating income was $163 million compared to $266 million in the prior year. As a percentage of total revenue, operating income was 4.2%, a decrease of 233 basis points year-over-year.

•	Net income was $58 million, or $0.52 per diluted share. This compares to net income of $143 million, or $1.11 per diluted share in the prior year.

•	Inventory was $3.5 billion, a decrease of 14% year-over-year.

•	Operating cash flow was $430 million.

Six Months Fiscal Year 2023 Results

Comparisons refer to the 26-week period ended July 29, 2023 versus the 26-week period ended July 30, 2022

•	Net sales decreased 4.1% year-over-year, to $7.0 billion, with comparable sales down 4.7%.

•	Gross margin as a percentage of net sales was 39.0%, a decrease of 1 basis point.

•

Selling, general & administrative (SG&A) expenses decreased 1.3% year-over-year, to $2.5 billion. As a percentage of total revenue, SG&A expenses were 34.1%, an increase of 103 basis points year-over-year.

•	Operating income was $261 million compared to $348 million in the prior year. As a percentage of total revenue, operating income was 3.5%, a decrease of 96 basis points year-over-year.

•	Net income was $72 million, or $0.65 per diluted share. This compares to net income of $157 million, or $1.22 per diluted share in the prior year.

•	Operating cash flow was $228 million.

2023 Financial and Capital Allocation Outlook

For the full year 2023, the Company reaffirms its financial outlook and currently expects the following:

•	Net sales: A decrease of (2%) to (4%), includes the impact of the 53rd week which is worth approximately 1% year-over-year.

•	Operating margin: Approximately 4.0%.

•	Diluted earnings per share: In the range of $2.10 to $2.70, excluding any non-recurring charges.

•	Capital Expenditures: $600 million to $650 million, including expansion of its Sephora partnership and store refresh activity.

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Dividend: On August 8, 2023, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable September 20, 2023 to shareholders of record at the close of business on September 6, 2023.

Second Quarter 2023 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on August 23, 2023. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in Millions, Except per Share Data)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net sales	$3,678	$3,863	$7,033	$7,334
Other revenue	217	224	433	468

Total revenue	3,895	4,087	7,466	7,802
Cost of merchandise sold	2,242	2,332	4,289	4,472
Gross margin rate	39.0%	39.6%	39.0%	39.0%
Operating expenses:
Selling, general, and administrative	1,304	1,283	2,542	2,576
As a percent of total revenue	33.5%	31.4%	34.1%	33.0%
Depreciation and amortization	186	206	374	406

Operating income	163	266	261	348
Interest expense, net	89	77	173	145

Income before income taxes	74	189	88	203
Provision for income taxes	16	46	16	46

Net income	$58	$143	$72	$157
Average number of shares:
Basic	110	127	110	127
Diluted	111	128	111	129
Earnings per share:
Basic	$0.52	$1.13	$0.65	$1.24
Diluted	$0.52	$1.11	$0.65	$1.22

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	July 29, 2023	July 30, 2022
Assets
Current assets:
Cash and cash equivalents	$204	$222
Merchandise inventories	3,474	4,034
Other	296	374

Total current assets	3,974	4,630
Property and equipment, net	7,945	8,228
Operating leases	2,493	2,296
Other assets	382	469

Total assets	$14,794	$15,623

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,376	$1,497
Accrued liabilities	1,246	1,426
Borrowings under revolving credit facility	560	79
Current portion of:
Long-term debt	111	164
Finance leases and financing obligations	84	96
Operating leases	93	108

Total current liabilities	3,470	3,370
Long-term debt	1,637	1,747
Finance leases and financing obligations	2,730	2,830
Operating leases	2,777	2,568
Deferred income taxes	121	194
Other long-term liabilities	324	370
Shareholders’ equity:	3,735	4,544

Total liabilities and shareholders’ equity	$14,794	$15,623

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
(Dollars in Millions)	July 29, 2023	July 30, 2022
Operating activities
Net income	$72	$157
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	374	406
Share-based compensation	20	26
Deferred income taxes	(7)	(12)
Non-cash lease expense	48	56
Other non-cash items	(2)	5
Changes in operating assets and liabilities:
Merchandise inventories	(283)	(964)
Other current and long-term assets	61	(29)
Accounts payable	46	(185)
Accrued and other long-term liabilities	(52)	51
Operating lease liabilities	(49)	(57)

Net cash provided by (used in) operating activities	228	(546)

Investing activities
Acquisition of property and equipment	(338)	(548)
Proceeds from sale of real estate	4	4
Other	(1)	—

Net cash used in investing activities	(335)	(544)

Financing activities
Net borrowings under revolving credit facility	475	79
Treasury stock purchases	—	(158)
Shares withheld for taxes on vested restricted shares	(13)	(20)
Dividends paid	(110)	(127)
Repayment of long-term borrowings	(164)	—
Finance lease and financing obligation payments	(47)	(55)
Proceeds from financing obligations	17	5
Proceeds from stock option exercises	—	1

Net cash provided by (used in) financing activities	158	(275)
Net increase (decrease) in cash and cash equivalents	51	(1,365)
Cash and cash equivalents at beginning of period	153	1,587

Cash and cash equivalents at end of period	$204	$222